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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-9

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                       ALL AMERICAN COMMUNICATIONS, INC.
                           (NAME OF SUBJECT COMPANY)

                       ALL AMERICAN COMMUNICATIONS, INC.
                       (NAME OF PERSON FILING STATEMENT)

                               ----------------

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
                CLASS B COMMON STOCK, PAR VALUE $.0001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   016480105
                                   016480204
                                   016480402
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                THOMAS BRADSHAW
                            CHIEF FINANCIAL OFFICER
                       ALL AMERICAN COMMUNICATIONS, INC.
                             808 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1810
                                 (310) 656-1100
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
       AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING THIS STATEMENT)

                                    COPY TO:

                             BARRY L. DASTIN, ESQ.
                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                      1999 AVENUE OF THE STARS, SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 788-1070

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ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED.

  Item 8 is amended by the addition of the information set forth in the Press Release, dated October 31, 1997, a copy of which is attached hereto as Exhibit 11, which information is incorporated herein by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

  Item 9 is amended by the addition of the following Exhibit thereto:

Exhibit 11    Press Release, dated October 31, 1997


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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 31, 1997

                                          ALL AMERICAN COMMUNICATIONS, INC.

                                          By:  /s/ Anthony J. Scotti
                                             __________________________________
                                          Name:  Anthony J. Scotti
                                          Title: Chairman and Chief Executive
                                                 Officer

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                                 EXHIBIT INDEX

 EXHIBIT NO. TITLE
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
     11      Press Release, dated October 31, 1997

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